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                                                            Exhibit 99(d)(3)(b)

                          J.P. MORGAN MUTUAL FUND GROUP
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

     AMENDMENT, made this 23rd day of December 2004, to the Investment Advisory Agreement dated as of May 6, 1996, between Mutual Fund Group (the "Trust," renamed "J.P. Morgan Mutual Fund Group") and The Chase Manhattan Bank, N.A., as assigned to J.P. Morgan Fleming Asset Management (USA) Inc. in an Assignment and Assumption Agreement entered into as of February 28, 2001, and as further assigned to J.P. Morgan Investment Management Inc. in an Assignment and Assumption Agreement entered into as of June 25, 2002.

     WHEREAS, on August 19, 2004, the Board of Trustees approved the reorganization of certain series of the Trust (each, a "Fund") with and into series of other registered investment companies, subject in each case to the approval of each reorganization transaction by the shareholders of the acquired Fund at a shareholder meeting to be held January 20, 2005 (each a "Merger"); and

     WHEREAS, on August 19, 2004, the Board of Trustees approved the reorganization of each Fund with and into corresponding series of the J.P. Morgan Mutual Fund Series, a Massachusetts business trust, subject in each case to the approval of each reorganization on a Fund-by-Fund basis by the shareholders of the affected Fund at a shareholder meeting to be held January 20, 2005 (each a "Shell Reorganization"); and

     WHEREAS, the Merger and Shell Reorganization transactions described above, if approved by shareholders, are expected to close on or about February 18, 2005, or such later date as the parties to each such transaction shall agree (each a "Closing Date"); and

     WHEREAS, the parties agree that this Agreement shall not be effective, or shall cease to be effective, with respect to each Fund whose shareholders approve a Merger effective as of the close of business on the Closing Date with respect to each respective Fund; and

     WHEREAS, the parties agree that this Agreement shall not be effective, or shall cease to be effective, with respect to each Fund whose shareholders approve a Shell Reorganization effective as of the close of business on the Closing Date with respect to each respective Fund; and

     WHEREAS, on August 19, 2004, the Board of Trustees of the Trust approved new names for certain of the Funds to be effective February 19, 2005; and

     WHEREAS, on August 19, 2004, the Board of Trustees of the Trust approved a new advisory fee for certain of the Funds effective February 19, 2005;

     NOW, THEREFORE, this Agreement

                              W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

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     1. Schedule A to the Agreement is hereby amended as attached hereto.

     2. The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Advisor agrees that neither the Trustees nor any officer or employee of the Trust nor any Fund's investors nor any representative or agent of the Trust or of the Fund(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust or the Fund(s), that such Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the trust property for the satisfaction of any claim hereunder.

     3. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     4. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first written above.

                                       J.P. MORGAN MUTUAL FUND GROUP


                                       By: /s/ Patricia A. Maleski
                                           ----------------------------
                                       Title


                                 J.P. MORGAN INVESTMENT MANAGEMENT INC.

                                       By: /s/ George C.W. Gatch
                                           ----------------------------
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